Exhibit (a)(1)(E)

Offer to Purchase for Cash

by

Sunset Financial Resources, Inc.

of

up to 3,033,981 Shares of its Common Stock

at a Purchase Price of $8.24 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON OCTOBER 6, 2006, UNLESS SUNSET EXTENDS THE OFFER.

September 8, 2006

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated September 8, 2006 (the “Offer to Purchase”) and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), by Sunset Financial Resources, Inc., a Maryland corporation (the “Company”), to purchase for cash up to 3,033,981 shares of its common stock, par value $0.001 per share (the “Shares”), at a purchase price of $8.24 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer. The purchase price offered in the Offer and the number of Shares sought in the Offer will be decreased if the principal balance of Sunset’s Peerless loan exceeds $8 million on September 14, 2006, as described in Section 9 of the Offer to Purchase.

The Offer is being made under the merger agreement that the Company has signed with Alesco Financial Trust providing for the merger of the Company and Alesco (the “Merger”). In the Merger, the Company will issue 1.26 shares of its common stock for each common share of beneficial interest of Alesco, subject to increase based on Sunset’s Peerless loan. Under the merger agreement, the Company is also declaring a $0.50 dividend per share to its stockholders who hold shares at the close of business on the last trading day immediately preceding the Merger. Tendering into the Offer will not prevent the Company’s stockholders from receiving the dividend or voting on the Merger. The Company intends to extend the Offer so that it will close on the next business day after the record date for the pre-closing dividend and immediately prior to the closing of the Merger.

If the number of Shares validly tendered prior to the Expiration Date is less than or equal to 3,033,981 Shares, the Company will, upon the terms and subject to the conditions of the Offer, purchase all such Shares. If more than 3,0333,981 shares are validly tendered, the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares on a pro rata basis. Shares tendered and not purchased by the Company, including Shares that the Company does not accept for purchase due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at the Company’s expense and without expense to the tendering stockholders, as promptly as practicable after the expiration or termination of the Offer. See Section 1 of the Offer to Purchase.

We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender Shares we hold for your account.

Please instruct us as to whether you wish us to tender all or any portion of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. The offer price of $8.24 per Share (subject to decrease if the principal balance of Sunset’s Peerless loan exceeds $8 million on September 14, 2006, as described in Section 9 of the Offer to Purchase), net to you in cash, less any applicable withholding tax and without interest.

2. The Offer is conditioned on the satisfaction or waiver of all conditions to the merger and certain other conditions. The Offer is not conditioned on any minimum number of shares being tendered or on the receipt of financing. See Section 5 of the Offer to Purchase.

3. The Offer, proration period and withdrawal rights will expire at 9:00 a.m., New York City time, on October 6, 2006, unless the Company extends the Offer. The Company intends to extend the Offer so that it will close on the next business day after the record date for the pre-closing dividend and immediately prior to the closing of the Merger.

4. The 3,033,981 Shares that the Company is offering to purchase pursuant to the Offer represent approximately 29% of its outstanding Shares as of August 21, 2006.

If you wish to have us tender all or any portion of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. An envelope to return your Instruction Form to us is enclosed. If you authorize us to tender your Shares, we will tender all your Shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer, proration period and withdrawal rights will expire at 9:00 a.m., New York City time, on October 6, 2006, unless the Company extends the Offer.

The Offer is being made solely under the Offer to Purchase and the Letter of Transmittal and is being made to all record holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s board of directors has approved the offer. However, none of the Company, its Board of Directors, the Information Agent or the Depositary make any recommendation to any stockholder as to whether to tender or refrain from tendering any shares. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information regarding the offer and should consult your own investment and tax advisors. You must decide whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this offer to purchase and in the letter of transmittal as well as the information in the proxy statement.

All of the Company’s directors and executive officers have advised the Company that they do not intend to tender any of their Shares in the Offer. See Section 10 of the Offer to Purchase.

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash

by Sunset Financial Resources, Inc.

of

up to 3,033,981 Shares of its Common Stock

at a Purchase Price of $8.24 per Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 8, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), in connection with the offer by Sunset Financial Resources, Inc., a Maryland corporation (the “Company”), to purchase for cash up to 3,033,981 shares of its common stock, par value $0.001 per share (the “Shares”), at a purchase price of $8.24 per Share (subject to decrease if the principal balance of Sunset’s Peerless loan exceeds $8 million on September 14, 2006, as described in Section 9 of the Offer to Purchase), net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer.

The undersigned hereby instruct(s) you to tender to the Company the number of Shares indicated below or, if no number is indicated, all Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

In participating in the Offer, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, delayed, terminated or amended by the Company as provided in the Offer to Purchase; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of the Company’s Shares is unknown and cannot be predicted with certainty; (4) the undersigned has received the Offer to Purchase; (5) the undersigned is responsible for its federal, state, local and foreign taxes resulting from the Offer and the disposition of Shares, and the Company is authorized to withhold any taxes required to be withheld from any payment to the undersigned in connection with the Offer and the disposition of Shares. The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Company, its subsidiaries, and third party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer.

Number of Shares to be tendered by you for the account of the undersigned:             Shares*

*Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

INSTRUCTION: PLEASE SIGN AND PROVIDE THE INFORMATION REQUESTED BELOW:

Signature(s):

Name(s):
(Please Print)

Taxpayer Identification or Social Security Number:

Address(es):
(Including Zip Code)

Daytime Area Code and Telephone Number

Date:

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.